Exhibit 10.1

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Amendment”) is entered into as of December 7, 2022, by and among MUSTANG BIO, INC., a Delaware corporation (“Borrower Representative”), and each other Person party to the Loan Agreement (as defined below) as a borrower from time to time (individually and collectively, jointly and severally, “Borrower”), the lenders from time to time party to the Loan Agreement (collectively, “Lenders”, and each, a “Lender”), and RUNWAY GROWTH FINANCE CORP., as administrative agent and collateral agent for Lenders (in such capacity, “Agent”).

RECITALS

Borrower, Agent and the Lenders are parties to that certain Loan and Security Agreement dated as of March 4, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). The parties desire to amend the Loan Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.Section 2.3(c) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(c)Payment; Interest Computation. Interest is payable monthly in arrears on the Payment Date of the following month and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 11:00 a.m. Eastern Time on any day may, at Agent’s discretion, be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Loan shall be included and the date of payment shall be excluded. Changes to the Applicable Rate based on changes to the applicable Benchmark shall be effective as of the Payment Date immediately following such change.”

2.A new Section 2.7 hereby is added to the Loan Agreement as follows:

“2.7Inability to Determine Rates.

(a)Temporary. If Agent determines (which determination shall be conclusive and binding absent manifest error) that the Adjusted Term SOFR Rate cannot be determined pursuant to the definition thereof on any applicable Lookback Day or if any Disruption Event has occurred, Agent will promptly so notify Borrower Representative and each Lender. Upon notice thereof by Agent to Borrower Representative, the Benchmark shall be the Prime Rate until Agent revokes such notice or a different Benchmark Replacement is determined.

(b)Effect of Benchmark Transition Event.

(i)Benchmark Replacement. Notwithstanding anything to the contrary herein, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and the Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders have delivered to Agent written notice that Lenders accept such amendment. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.7(b)(i) will occur prior to the applicable Benchmark Transition Start Date;

(ii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement;

(iii)Notices; Standards for Decisions and Determinations. Agent will promptly notify Borrower Representative and Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or Lenders pursuant to this Section 2.7(b), including any determination with respect to a rate or adjustment or of the occurrence or non- occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.7(b); and

(iv)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Benchmark shall be deemed to be the Prime Rate, until Agent revokes such notice or a different Benchmark Replacement is determined.”

3.Section 12.8 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“12.8 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought (with copies to Agent) provided that an amendment implementing a Benchmark Replacement proposed by Agent shall become effective without any further action or consent of any other party to this Agreement on the tenth (10th) Business Day after the draft amendment is provided by Agent to all other parties to this Agreement unless Agent has received written notice from Lenders representing a majority of the aggregate Commitments objecting to such amendment prior to such date. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. Any waiver or amendment shall be subject to an administrative fee of $15,000 and payment of Lender Expenses incurred in connection therewith. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations among the parties about the subject matter of the Loan Documents merge into the Loan Documents.”

4.The following defined terms in Exhibit A to the Loan Agreement hereby are added, amended or restated as follows:

““Adjusted Term SOFR Rate” means the greater of (a) 0.50% (the “Floor”) and (b) (i) the forward-looking term rate for a three (3) month interest period (“Term SOFR”) based on SOFR that is published by CME Group Benchmark Administration Ltd (“CBA”) and displayed on CBA’s Market Data Platform (or other commercially available source providing such quotations as may be selected by the Agent from time to time), at approximately 11:00 a.m. New York City time, two Business Days (the “Lookback Day”) prior to the commencement of such three-month period (the “Reference Time”) (and rounded to the nearest 1/16th of 1%), plus (ii) 0.26%; provided that if by 5:00 pm (New York City time) on any Lookback Day, Term SOFR for such day has not been published, then Term SOFR for such day will be Term SOFR as published in respect of the first preceding SOFR Business Day for which such rate was published; provided, further, that any such preceding SOFR Business Day for which such rate was published shall be no more than three (3) SOFR Business Days prior to such Lookback Day.

“Applicable Margin” means, (i) if the Benchmark is the Adjusted Term SOFR Rate, eight and three-quarters percent (8.75%), and (ii) if the Benchmark is the Prime Rate, a margin which, when added together, is substantially equivalent to the Applicable Rate as in effect immediately prior to the Benchmark Transition Start Date.

“Applicable Rate” means a variable annual rate equal to (i) the Benchmark, plus (ii) the Applicable Margin; provided that the Applicable Rate shall not be less than nine and one-quarter percent (9.25%).

“Benchmark” means, initially, the Adjusted Term SOFR Rate; provided that if a Benchmark Transition Event has occurred, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.7(b), or, if applicable pursuant to Section 2.7(b), the Prime Rate.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (i) the alternate benchmark rate that has been selected by Agent in consultation with Borrower Representative as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in U.S. Dollars at such time and (ii) the related Benchmark Replacement Adjustment, if any; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), if any, that has been selected by Agent in consultation with Borrower Representative, giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day” or “SOFR Business Day” or any similar or analogous definition, the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, length of lookback periods, and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof); or

(b)in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (A) if the event giving rise to the Benchmark Replacement Date for any Benchmark occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such Benchmark and for such determination and (B) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (i) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.7 and (ii) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.7(b).

“Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banks in the State of New York are required or permitted to be closed; provided that ) with respect to any matters relating to Loans bearing interest at a rate based on Adjusted Term SOFR Rate, a SOFR Business Day.

“CBA” has the meaning set forth in the defined term “Adjusted Term SOFR Rate”.

“Disruption Event” means, with respect to any Loan to which interest accrues or is to accrue at a rate based upon the Adjusted Term SOFR Rate, any of the following: (a) on any date for determining the interest rate applicable to such Loan, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in this Agreement; or (b) a determination by a Lender at any time that continuing to extend the Loan bearing interest based on the Adjusted Term SOFR Rate has become unlawful by compliance by such Lender in good faith with any change in any Requirement of Law since the Closing Date, or has become impracticable as a result of a contingency occurring after the Closing Date that materially adversely affects the availability of Term SOFR.

“Early Opt-in Election” means the occurrence of:

(a)a determination by Agent that U.S. Dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.7(b), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Adjusted Term SOFR Rate, and

(b)the election by Agent to declare that an Early Opt-in Election has occurred and the provision by Agent of written notice of such election to Borrower Representative and the Lenders.

“Floor” has the meaning set forth in the defined term “Adjusted Term SOFR Rate”.

“Lookback Day” has the meaning set forth in the defined term “Adjusted Term SOFR Rate”.

“Reference Time” has the meaning set forth in the defined term “Adjusted Term SOFR Rate”.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Term SOFR” has the meaning set forth in the defined term “Adjusted Term SOFR Rate”.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.”

5.The defined terms “LIBO Rate”, “LIBO Rate Replacement Trigger”, “LIBO Rate Termination Date”, “Reference Rate”, and “Replacement Reference Rate” in Exhibit A of the Loan Agreement hereby are deleted.

6.This Amendment shall be effective with respect to the Payment Date from and after December 15, 2022.

7.No course of dealing on the part of Agent or the Lenders or their officers, nor any failure or delay in the exercise of any right by Agent or any Lender, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Agent’s or any Lender’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Agent or any Lender thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Agent.

8.Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Loan Agreement. The Loan Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Agent or any Lender under the Loan Agreement, as in effect prior to the date hereof.

9.To induce Agent and Lenders to enter into this Amendment, Borrower hereby makes the following representations and warranties to Agent and Lenders:

a.

Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

b.	Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
c.

The organizational documents of Borrower delivered to Agent on the Effective Date, and updated pursuant to subsequent deliveries by the Borrower to the Agent, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

d.

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (i) any law or regulation binding on or affecting Borrower, (ii) any contractual restriction with a Person binding on Borrower, (iii) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;

e.

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

f.

This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

10.As a condition to the effectiveness of this Amendment, Agent shall have received, in form and substance satisfactory to Agent, the following:

(a)this Amendment, duly executed by Borrower;

(b)a Certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c)Lender Expenses for incurred in connection with this Amendment in the amount of Three Thousand Five Hundred Dollars ($3,500), which may be debited from any of Borrower’s accounts; and

(d)such other documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate.

11.This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the First date above written.

BORROWER:

MUSTANG BIO, INC., a Delaware corporation

By:	/s/ Manuel Litchman, M.D.
Name:	Manuel Litchman, M.D.
Title:	President and Chief Executive Officer

AGENT AND LENDER

RUNWAY GROWTH FINANCE CORP

By:	/s/ Thomas B. Raterman
Name:	Thomas B. Raterman
Title:	Chief Financial Officer

[Signature Page to First Amendment to Loan and Security Loan Agreement]